                                                            EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 WEBHIRE, INC.,

                             HWK ACQUISITION CORP.,

                                 HIREWORKS, INC.

                                       AND

                               THE STOCKHOLDERS OF
                                 HIREWORKS, INC.



                            Dated as of July 9, 1999

                          AGREEMENT AND PLAN OF MERGER

                                      INDEX


SECTION 1.        THE MERGER......................................................................................1
         1.1      The Merger......................................................................................1
         1.2      Closing.........................................................................................2
         1.3      Effective Time..................................................................................2
         1.4      Effect of the Merger............................................................................2
         1.5      Conversion of Securities........................................................................2
         1.6      Cash and Stock Consideration....................................................................3
         1.7      Conversion of Stock Options.....................................................................4
         1.8      Cancellation of Stock Options...................................................................6
         1.9      Principal Stockholder Approval and Waiver.......................................................6
         1.10     Kelley Exercise, Termination and Severance......................................................6
         1.11     Hamill Exercise.................................................................................6
         1.12     Withholding Taxes...............................................................................6
         1.13     Escrow Arrangements.............................................................................7
         1.14     Release.........................................................................................7

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS....................8
         2.1      Making of Representations and Warranties........................................................8
         2.2      Organization and Qualifications of the Company; Residence.......................................8
         2.3      Capital Stock of the Company; Beneficial Ownership..............................................9
         2.4      Subsidiaries....................................................................................9
         2.5      Authority of the Company and the Principal Stockholders.........................................9
         2.6      Real and Personal Property.....................................................................11
         2.7      Financial Statements...........................................................................11
         2.8      Taxes..........................................................................................12
         2.9      Collectibility of Accounts Receivable..........................................................13
         2.10     Absence of Certain Changes.....................................................................14
         2.11     Ordinary Course................................................................................15
         2.12     Banking Relations..............................................................................15
         2.13     Intellectual Property..........................................................................16
         2.14     Contracts......................................................................................18
         2.15     Litigation.....................................................................................20
         2.16     Compliance with Laws...........................................................................20
         2.17     Insurance......................................................................................20
         2.18     Warranty or Other Claims.......................................................................20
         2.19     Powers of Attorney.............................................................................20
         2.20     Finder's Fee...................................................................................21
         2.21     Permits; Burdensome Agreements.................................................................21


                                      (i)


         2.22     Corporate Records; Copies of Documents.........................................................21
         2.23     Transactions with Interested Persons...........................................................21
         2.24     Employee Benefit Programs......................................................................22
         2.25     Environmental Matters..........................................................................22
         2.26     List of Directors and Officers.................................................................22
         2.27     Disclosure.....................................................................................22
         2.28     Employees; Labor Matters.......................................................................23
         2.29     Customers and Distributors.....................................................................23

SECTION 3.        INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS........................24

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF WEBHIRE AND ACQUISITION CORP.................................25
         4.1      Making of Representations and Warranties.......................................................25
         4.2      Organization...................................................................................25
         4.3      Capital Stock of Webhire.......................................................................25
         4.4      Authority......................................................................................26
         4.5      SEC Reports....................................................................................26
         4.6      Finder's Fee...................................................................................27
         4.7      Disclosure.....................................................................................27
         4.8      Tax-Free Reorganization........................................................................27

SECTION 5.        CONDITIONS.....................................................................................27
         5.1      Conditions to the Obligations of Webhire and the Acquisition Corp..............................27
         5.2      Conditions to Obligations of the Company and the Principal Stockholders........................30

SECTION 6.        RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................................................31
         6.1      Survival of Representations, Etc...............................................................31
         6.2      Kelley Severance Payment.......................................................................31
         6.3      Option Cancellation Payments...................................................................31
         6.4      Confidentiality; Trading in Webhire Stock......................................................31

SECTION 7.  INDEMNIFICATION......................................................................................32
         7.1      Indemnification by the Principal Stockholders..................................................32
         7.2      Limitations on Indemnification by the Principal Stockholder....................................32
         7.3      Notice; Defense of Claims......................................................................33
         7.4      Fair Market Value..............................................................................34
         7.5      Indemnification by Webhire.....................................................................34
         7.6      Limitation on Indemnification by Webhire.......................................................34
         7.7      Stockholder Representative.....................................................................35

SECTION 8.  MISCELLANEOUS........................................................................................35
         8.1      Fees and Expenses..............................................................................35

                                      (ii)


         8.2      Governing Law..................................................................................36
         8.3      Notices........................................................................................36
         8.4      Entire Agreement...............................................................................37
         8.5      Assignability; Binding Effect..................................................................37
         8.6      Captions and Gender............................................................................38
         8.7      Execution in Counterparts......................................................................38
         8.8      Amendments.....................................................................................38
         8.9      Severability...................................................................................38
         8.10     Publicity and Disclosures......................................................................38
         8.11     Arbitration....................................................................................38
         8.12     Consent to Jurisdiction........................................................................39
         8.13     Specific Performance...........................................................................40


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of July 9, 1999 (the "Agreement"), by and among WEBHIRE, INC., a Delaware corporation
("Webhire"), HWK ACQUISITION CORP., a Delaware corporation
(the "Acquisition Corp"), HIREWORKS, INC., a Delaware corporation (the "Company"), and Henry M. Margolis ("Margolis"), Deborah Hamill ("Hamill") and Brian K. Kelley ("Kelley" and, collectively with Margolis and Hamill, the "Principal Stockholders").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Webhire, the Acquisition Corp and the Company desire to enter into a business combination transaction pursuant to which the Acquisition Corp will merge with and into the Company (the "Merger");

         WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Agreement pursuant to Section 251(b) of Delaware Law;

         WHEREAS, the Board of Directors of the Acquisition Corp has adopted a resolution approving this Agreement pursuant to Section 251(b) of Delaware Law;

         WHEREAS, each of Webhire, the sole stockholder of the Acquisition Corp, and the Principal Stockholders, the sole stockholders of the Company, has adopted this Agreement in accordance with Section 251(c) of Delaware Law; and

         WHEREAS, the parties intend that the Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of Section 368(a)(2)(E) of the Code.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Webhire, the Acquisition Corp, the Company, and the Principal Stockholders hereby agree as follows:

SECTION 1.        THE MERGER.

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Delaware Law, at the Effective Time (as defined in Section 1.3), the Acquisition Corp shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Acquisition Corp shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         1.2 CLOSING. The closing of the Merger (the "Closing") will be held on the date hereof at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts (or such other place and date as the parties may agree) or, if all of the conditions to the obligations of the parties hereto have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto (the "Closing Date").

         1.3 EFFECTIVE TIME. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State for the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time").

         1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject to Section 259 of Delaware Law, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Acquisition Corp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of the Acquisition Corp as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation. At the Effective Time, the sole director of the Surviving Corporation shall be Cynthia G. Eades. The initial officers of the Surviving Corporation shall be as specified in a resolution of the Board of Directors adopted after the Effective Time.

         1.5 CONVERSION OF SECURITIES. At the Effective Time and without any action on the part of Webhire, the Acquisition Corp, the Company, the Principal Stockholders or any other holders of any of the securities of any of those corporations:

                  (a) each share of the Company's common stock, par value $.01 per share (the ACompany Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration without interest thereon and only upon the surrender of the certificate formerly representing such share of Company Stock: (i) the Per Share Cash Payment (as defined in Section 1.6(a) below) and (ii) the Per Share Stock Payment (as defined in Section 1.6(b) below);

                  (b) each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

                  (c) each share of common stock of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation; and

                  (d) the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.

         1.6      CASH AND STOCK CONSIDERATION.

                  (a) CASH PURCHASE PRICE AT CLOSING. The aggregate cash consideration payable by Webhire to the stockholders of the Company for their Company Stock (the "Aggregate Cash Purchase Price") shall be the product obtained by multiplying (i) the Number of Outstanding Company Shares by (ii) the Per Share Cash Payment. For purposes of this Agreement, the following terms shall have the following meanings: (A) the "Number of Outstanding Company Shares" shall mean the total number of shares of Company Stock outstanding immediately prior to the Effective Time; (B) the "Per Share Cash Payment" shall mean the product obtained by multiplying (i) the Per Share Fully-Diluted Share Value by (ii) ten percent (10%); (C) the "Per Share Fully-Diluted Share Value" shall mean the quotient obtained by dividing (i) the Fully-Diluted Share Value by (ii) the Number of Fully-Diluted Company Shares; (D) the "Number of Fully-Diluted Company Shares" shall mean the total number of shares of Company Stock outstanding immediately prior to the Closing assuming the exercise at such time of all outstanding options to purchase shares of Company Stock, including the Canceled Options (as defined in Section 1.8 below) (the "Company Options");
(E) the "Fully-Diluted Share Value" shall mean $1,997,500 less the Company Deficit; and (F) the "Company Deficit" shall mean the greater of (i) the amount by which the Company's total liabilities through and including the Closing (other than the Company's legal expenses to be paid by Webhire pursuant to Section 8.1 hereof, the Kelley Severance Payment (defined in Section 1.10 hereof and the Hamill Option Payment (defined in Section 1.8 hereof)) exceed the Company's total current assets as reflected on the balance sheet of the Company as of the close of business on the Closing Date and (ii) $0.00. Such Closing Date balance sheet shall be prepared on a pro forma basis (the "Closing Date Balance Sheet") and shall be delivered by the Company two business days prior to the Closing Date. SCHEDULE 1.6(a) sets forth the allocation of the Aggregate Cash Purchase Price among the Principal Stockholders, such Schedule having been prepared in reliance upon the certificate of the President of the Company and the Principal Stockholders delivered to Webhire pursuant to Section 5.1(l) of this Agreement.

                  (b) STOCK CONSIDERATION. The aggregate number of shares of Webhire common stock, par value $.01 per share ("Webhire Common Stock"), issuable by Webhire to the stockholders of the Company for their Company Stock shall be the product obtained by multiplying (a) the Number of Outstanding Company Shares by (b) the Per Share Stock

Payment (the "Webhire Stock"). The "Per Share Stock Payment" shall mean the product obtained by multiplying (i) the Exchange Ratio by (ii) ninety percent (90%). The "Exchange Ratio" shall be equal to the quotient obtained by dividing
(i) the Per Share Fully-Diluted Share Value by (ii) the Webhire Per Share Market Value. For purposes of the forgoing, the "Webhire Per Share Market Value" shall be the arithmetic average of the per share closing sales prices of Webhire Common Stock as reported on the Nasdaq National Market ("NASDAQ") on the twenty
(20) trading days ending on and including the trading day which is two (2) trading days immediately prior to the Closing Date. No fractional shares of Webhire Common Stock shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional shares of Webhire Common Stock pursuant to this Agreement, each holder of Company Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Webhire Per Share Market Value by (ii) the fractional amount of a share of Webhire Company Stock which such holder would otherwise be entitled to receive under this Section 1.6(b) after aggregating all shares of Webhire Common Stock into which the shares of Company Stock held by such holder shall be converted.
SCHEDULE 1.6(b) sets forth the allocation of the Webhire Common Stock among the Principal Stockholders, such Schedule having been prepared in reliance upon the certificate of the President of the Company and the Principal Stockholders delivered to Webhire pursuant to Section 5.1(l) of this Agreement and the certificate of the Chief Financial Officer of Webhire delivered to the Company pursuant to Section 5.2(g) of this Agreement.

         1.7      CONVERSION OF STOCK OPTIONS.

                  (a) At the Effective Time, options to purchase an aggregate of 315,000 shares of Company Stock held by Hamill immediately prior to the Effective Time (the "Assumed Options") shall cease to represent a right to acquire shares of Company Stock and shall be converted automatically into options to acquire, under the same terms and conditions as were applicable to such Assumed Options immediately prior to the Effective Time (e.g., among other things, such Assumed Options shall be fully vested), shares of Webhire Common Stock, and Webhire shall assume the Assumed Options and the option agreements pursuant to which the Assumed Options were granted; PROVIDED, HOWEVER, that from and after the Effective Time, (i) the number of shares of Webhire Common Stock purchasable upon exercise of each Assumed Option shall be equal to the number of shares of Company Stock that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounding to the nearest whole share, (ii) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price of each such Assumed Option by the Exchange Ratio, rounding to the nearest cent, (iii) Section 14 of the option agreements pursuant to which such Assumed Options were granted, and all references thereto in the option agreements, shall no longer apply to such Assumed Options, and (iv) Section 17 of the Company's 1998 Stock Option/Stock Issuance Plan shall no longer apply to such agreements. The terms of each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Webhire Common Stock on or subsequent to the Effective Time. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Assumed Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent. SCHEDULE 1.7(A) sets forth the aggregate number of shares of Webhire Common Stock purchasable upon exercise of the Assumed Options as well as the exercise price per share.

                  (b) As soon as practicable after the Effective Time, Webhire shall deliver to Hamill an appropriate notice setting forth Hamill's rights pursuant thereto, and such Assumed Options shall continue in effect on the same terms and conditions except as provided in Section 1.7(a) hereof or as set forth in such notice.

                  (c) At or prior to the Effective Time, Webhire shall reserve for issuance the number of shares of Webhire Common Stock necessary to satisfy Webhire's obligations under Section 1.7(a). At or prior to the Effective Time, Webhire shall file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 (to the extent such form is available) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Webhire Common Stock subject to Assumed Options assumed pursuant to Section 1.7(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such Assumed Options remain outstanding.

         1.8 CANCELLATION OF STOCK OPTIONS. Options to purchase an aggregate of 35,000 shares of Company Stock held by Hamill immediately prior to the Effective Time shall, immediately prior to the Effective Time, be canceled by the Company (the "Canceled Options") and Hamill shall be entitled to receive from Webhire, on the Closing Date and in consideration of the cancellation of the Canceled Options, cash consideration equal to the aggregate Per Share Fully-Diluted Share Value of the Canceled Options less the aggregate per share exercise price of the Canceled Options (the "Hamill Option Payment"). The Company shall take all actions necessary to ensure that all Canceled Options shall terminate and be canceled as of the Effective Time and thereafter shall be of no further force or effect. SCHEDULE 1.8 sets forth the aggregate cash consideration Hamill is to receive in consideration for the cancellation of her Canceled Options, such Schedule having been prepared in reliance upon the certificate of the President of the Company and the Principal Stockholders delivered to Webhire pursuant to
Section 5.1(l) of this Agreement.

         1.9 PRINCIPAL STOCKHOLDER APPROVAL AND WAIVER. Each of the Principal Stockholders agrees that his or her execution and delivery of this Agreement shall constitute his or her vote for adoption of this Agreement in accordance with, and his or her written waiver of any notice required by or appraisal rights with respect to the transactions contemplated hereby arising under, Delaware Law.

         1.10 KELLEY EXERCISE, TERMINATION AND SEVERANCE. Prior to the Closing,
Kelley: (i) shall exercise all of his options to purchase Company Stock (the "Kelley Options") in accordance with their terms, and (ii) shall terminate his employment and resign all of his offices with the Company and accept a salary/bonus payment of $37,500 (which amount shall be paid by the Company prior to the Closing) (the "Kelley Salary/Bonus Payment") and a severance payment of $45,000 (which amount shall be paid by Webhire on the Closing Date) (the "Kelley Severance Payment") in satisfaction in full of the obligations of the Company to him with respect to such employment.

         1.11 HAMILL EXERCISE. Prior to the Closing, Hamill shall exercise options to purchase 150,000 shares of Company Stock in accordance with their terms and, after such exercise and prior to the option conversions and cancellations referred to in Sections 1.7 and 1.8 hereof, Hamill shall have outstanding options to purchase an aggregate of 350,000 shares of Company Stock.

         1.12 WITHHOLDING TAXES. All payments pursuant to this Agreement will be net of applicable withholding taxes which are required to be paid, and the parties hereto will cooperate in ensuring that the proper amounts are withheld and paid over to the appropriate authorities and that all applicable forms which Webhire reasonably determines need to be filed are so filed with the appropriate authorities.

         1.13 ESCROW ARRANGEMENTS. Webhire shall place twenty-five percent (25%) of the cash to be paid to the Principal Stockholders pursuant to Section 1.6(a), allocated pro rata among the Principal Stockholders in proportion to the relative cash proceeds each receives pursuant to Section 1.6(a) as set forth on
SCHEDULE 1.6(a), and twenty-five percent (25%) of the Hamill Option Payment, allocated entirely to Hamill as set forth on SCHEDULE 1.8 (collectively, the "Escrowed Cash"), in escrow pursuant to the terms of the Escrow Agreement, to be dated as of the date of the Closing, substantially in the form attached as EXHIBIT A hereto (the "Escrow Agreement"). Furthermore, pursuant to the Escrow Agreement, Webhire shall place twenty-five percent (25%) of the shares of Webhire Stock to be issued to the Principal Stockholders pursuant to Section 1.6(b) as set forth on SCHEDULE 1.6(b) and twenty-five percent (25%) of the Assumed Options to purchase shares of Webhire Common Stocks to be received by Hamill pursuant to Section 1.7 as set forth on SCHEDULE 1.13, allocated pro rata among the Principal Stockholders in proportion to the number of shares of Webhire Stock and the number of Assumed Options each receives pursuant to Sections 1.6(b) and 1.7, respectively (collectively, the "Escrowed Stock" and, with the Escrowed Cash, the "Escrowed Amount") in escrow pursuant to the terms of the Escrow Agreement. The Escrowed Amount shall serve as partial security for the faithful performance of the indemnity obligations of the Principal Stockholders to the Buyer Indemnified Parties (as defined in Section 7.1 below) under Section 7 hereof and will be subject to transfer to the Buyer Indemnified Parties in satisfaction of the indemnification obligations of the Principal Stockholders as provided in this Agreement and the Escrow Agreement. Subject to the terms of Section 7 of this Agreement and the terms of the Escrow Agreement, the Escrowed Amount, less (a) any amount which shall be transferred to the Buyer Indemnified Parties pursuant to the terms of this Agreement and the Escrow Agreement and (b) any Reserved Amount (as defined in the Escrow Agreement), shall be released to the Principal Stockholders on July 9, 2000.

         1.14 RELEASE. Each Principal Stockholder releases and forever discharges Webhire, Acquisition Corp and the Company, each of the present and former shareholders, directors, officers, employees, agents, affiliates and representatives of the foregoing and their respective successors and assigns (each a "Released Party") of and from any and all commitments, covenants, agreements, indebtedness, suits, demands, obligations and liabilities, contingent or otherwise, of every kind and nature, whether known or unknown, related to such Stockholder's relationship with the Company, including claims (including but not limited to any claims which relate to or arise out of such Principal Stockholder's prior relationship with the Company or stock ownership in the Company or extension of credit to the Company) and causes of action both at law and in equity, which such Stockholder and/or his heirs, executors, administrators or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Effective Time, may have after the date hereof, against any Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, other than claims or causes of action arising from or related to this Agreement or any agreement or instrument executed and delivered pursuant to this Agreement. In addition, such Principal Stockholder (i) has not assigned any claim or possible claim against any Released Party, (ii) has made an informed and knowledgeable decision with regard to entering into this Agreement, fully intends to be legally bound by the terms of this Agreement (including this Section 1.14) and to release all claims against the Released Parties including, without limitation, known, unknown and contingent claims, and (iii) has had an opportunity to review this Section 1.14 with counsel and understands the consequences hereof.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Webhire and the Acquisition Corp to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Principal Stockholders jointly and severally make to Webhire and the Acquisition Corp the representations and warranties contained in this Section 2; provided, however, that (i) no Principal Stockholder or other person or entity shall have any right of indemnity or contribution from the Company or the Surviving Corporation with respect to any breach of representation or warranty hereunder, (ii) the warranties in Sections 2.3(b) and 2.5(b) are only made severally by each Principal Stockholder with respect to his own Company Stock, options to purchase Company Stock ("Company Options") and/or other securities of the Company, and
(iii) the representations and warranties are subject to the disclosure schedules attached hereto, the section numbers of which shall correspond to the section numbers of this Agreement. Whenever any representation or warranty is made to the knowledge of the Company or to the best knowledge of the Company, such knowledge means and is limited to the knowledge which is actually known or, in the exercise of their respective responsibilities for the Company, reasonably should have been known, by any of the Principal Stockholders.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY; RESIDENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Certificate of Incorporation as amended to date, certified by the Delaware Secretary of State, and of the Company's By-laws as amended to date, certified by the Company's Secretary, and heretofore delivered to Webhire's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. The Company is not required to be licensed or qualified to conduct its business or own its property in any jurisdiction other than Delaware or Massachusetts. None of the Principal Stockholders is, or has been since the date such Stockholder became a stockholder of the Company, and none of the former holders of the Common Stock at the time they owned such Common Stock was, a nonresident alien (as referenced in Section 1361(b)(C) of the Code).

         2.3      CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

                  (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Stock, $.01 per share, of which 1,700,000 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 3,300,000 shares are authorized but unissued. Except for options granted to Hamill to purchase up to 350,000 shares of Company Stock at an exercise price of $.10 per share, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Stock to which the Company or any of the Principal Stockholders is a party.

                  (b) Each of the Principal Stockholders owns beneficially and of record the number of shares of Company Stock and/or Company Options set forth opposite such Principal Stockholder's name on SCHEDULE 2.3(b) hereto, free and clear of any liens, restrictions, encumbrances or other adverse claims.

         2.4 SUBSIDIARIES. The Company has no subsidiaries or investments in, or loans to, any other corporation, business organization or entity.

         2.5      AUTHORITY OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.

                  (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company or the Principal Stockholders is required in connection therewith.

         This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Company;

                           (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")) that has not been obtained or made; and

                           (iii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or its Company Stock, except as specifically identified on SCHEDULE 2.5(a).

                  (b) Each of the Principal Stockholders has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or her pursuant to or contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each of the Principal Stockholders pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Principal Stockholder enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by each of the Principal Stockholders of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Principal Stockholder or require such Principal Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) (including, without limitation, the HSR Act) that has not been obtained or made; and

                           (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Principal Stockholder is a party or by which the property of such Principal Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company, its Company Stock or the Company Options.

         2.6      REAL AND PERSONAL PROPERTY.

                  (a) REAL PROPERTY. The Company does not own, and has never owned, any real property. The Company does not currently lease any real property, nor does the Company have any outstanding obligations with respect to any previously leased real property.

                  (b) PERSONAL PROPERTY. A complete description of the personal property of the Company is contained in SCHEDULE 2.6(b) hereto. Except as specifically disclosed in said Schedule or in the Base Balance Sheet (as hereinafter defined), the Company has good and marketable title to all of its personal property. Except as specified on SCHEDULE 2.6(b): all such personal property is in the custody and control of the Company; and all such personal property is located at the Company's offices at the Leased Real Property. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet other than Permitted Encumbrances (as defined below). The Base Balance Sheet reflects all personal property of the Company and such personal property is sufficient for the Company to continue and carry on its business as presently conducted. To the best knowledge of the Company and the Principal Stockholders, except as otherwise specified in SCHEDULE 2.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order. Neither the Company nor any of the Principal Stockholders knows of any pending or threatened change of any such law, ordinance or regulation which could adversely affect the Company or any of its business. For purposes hereof, Permitted Encumbrances means any lien, mortgage, security interest or other encumbrance that results from any of the following: (i) liens for taxes and assessments not delinquent or actively being contested in good faith by the Company; (ii) deposits or pledges for goods or services made in the ordinary course of the Company's business; and (iii) customary liens in favor of mechanics, materialmen and landlords which arise by operation of law and not by the Company's agreement and which are incurred in the ordinary course of the Company's business.

         2.7      FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Webhire the following financial statements, copies of which are attached hereto as SCHEDULE 2.7:

                           (i) A balance sheet of the Company for its fiscal year ended December 31, 1998 (the "Base Balance Sheet"), and statements of operations, stockholder's equity and cash flows for the year then ended; and

                           (ii) The Closing Date Balance Sheet certified by the Company's President.

         Said financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

                  (b) As of the date of the Base Balance Sheet, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes (as defined in Section 2.8) due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date) which, under generally accepted accounting principles, are required to be reflected on the Base Balance Sheet, except liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto as required by GAAP, or reflected in Schedules furnished to Webhire hereunder as of the date hereof.

                  (c) As of the date hereof and as of the Closing, the Company has not had and will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Closing Date Balance Sheet or the notes thereto as required by GAAP or (ii) reflected in Schedules furnished to Webhire hereunder on the date hereof.

         2.8 TAXES. The Company has timely and properly filed or received timely and proper extensions for the filing of all declarations, reports, claims for refund or information return or statement relating to any Taxes (as defined below), including any schedule or attachment thereto or any amendment thereof (collectively, "Tax Returns"), required to be filed by it, and all such Tax Returns were correct and complete in all material respects. The Company has paid all federal, state, local, and foreign: income, gross receipts, capital stock, franchise, profits, windfall profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, excise, occupation, sales, use, transfer, value added, alternative minimum, environmental, customs, duties, estimated or other tax, including any interest, penalty or addition thereto and whether disputed or not

(collectively, "Taxes") owed by it (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which the Company was or is required to withhold or collect from customers, vendors, resellers, or employees have been withheld and collected and have been paid over or will be paid over when due to the proper government authorities. Except as set forth in SCHEDULE 2.8: (a) the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service ("IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof without material adverse effect on the Company or its financial condition); (b) there are in effect no waivers of applicable statutes of limitations or extensions of time for the assessment or payment with respect to any Taxes owed by the Company for any year; (c) neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the Company; and
(d) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax Return, nor does the Company have any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (e) the Company has never made an election under
Section 341(f) of the Code. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or its Common Stock that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to
Section 7121 of the Code. Except as set forth in SCHEDULE 2.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. None of the Principal Stockholders is a "foreign person" within the meaning of Section 1445 of the Code or the regulations promulgated thereunder. The Company is not a party to any Tax allocation or sharing arrangement. The Company has, at all times since March 31, 1998, qualified and currently qualifies as an entity properly taxable as an S corporation (as defined in Section 1361 of the Code). The consummation of the transactions contemplated by this Agreement will not give rise to any federal or state income tax liability of the Company. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.9 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown or reflected on the Closing Date Balance Sheet (less the reserve for returns set forth on the Closing Date Balance Sheet) will be at the Closing valid and enforceable claims, fully collectible in the ordinary course and subject to no set off or counterclaim, and all such accounts receivables will represent valid accounts incurred in the ordinary course of business consistent with past practice. The Company does not have any accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or the Principal Stockholders or from any director, officer or employee of the Company, except as disclosed on SCHEDULE 2.9 hereto, and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing.

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.10 attached hereto, since the date of the Base Balance Sheet there has not been:

                  (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

                  (b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

                  (c) any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date;

                  (d) any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement;

                  (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

                  (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

                  (g) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

                  (h) any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors except as contemplated by Section 1.10 hereof;

                  (i) any change or proposed change with respect to the officers or management of the Company except as contemplated by Section 1.10 hereof;

                  (j) any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                  (k) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees and except as contemplated by Section 1.10 hereof;

                  (l) any change in accounting methods or practices, credit practices or collection policies used by the Company;

                  (m) any other transaction entered into by the Company other than transactions in the ordinary course of business and consistent with past practice; or

                  (n) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         2.11 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

         2.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are completely and accurately described in SCHEDULE
2.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13     INTELLECTUAL PROPERTY.

                  (a) Except as described in SCHEDULE 2.13 and except for "Off-the-Shelf Software" (as defined below), the Company has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used in the business of the Company as presently conducted, or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property rights in works embodied in its Proprietary Products (as defined in paragraph (g) below). Except as described in SCHEDULE 2.13, all of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof except as disclosed in SCHEDULE 2.13. Except as described in SCHEDULE 2.13, the Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated. For purposes of this Agreement, the term "Off-the-Shelf Software" shall mean software utilized in the internal operations of the Company which is generally commercially available to the public at retail, provided, however, that such software is not used in the development of, or embodied in (i.e., all or part of the code comprising such software is included in any Proprietary Product), any of the Company's Proprietary Products.

                  (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in SCHEDULE 2.13.

                  (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property, other than licenses of Off-the-Shelf Software, are listed in SCHEDULE 2.13. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and except as set forth on SCHEDULE 2.13, all of the rights of the Company thereunder are freely assignable. To the knowledge of the Company and the Principal Stockholders, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. Webhire has been provided access to true and complete copies of all such licenses or other agreements, and any amendments thereto.

                  (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company (other than standard shrink-wrapped user licenses) are listed in
SCHEDULE 2.13. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.13, all of the rights of the Company thereunder are freely assignable. Webhire has been provided with true and complete copies of all such licenses or other agreements, and any amendments thereto.

                  (e) The Company has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology. The Company has affixed appropriate copyright and trademark notices on all of its products and any related documentation. The Company has required all of its professional and technical employees, all other employees having access to valuable non-public information of the Company, and all consultants and independent contractors involved in the development of any of the Intellectual Property to execute agreements under which such persons are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment with the Company or while they are providing services to the Company and to maintain the confidentiality of all such information of the Company. The Company and the Principal Stockholders have not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company and the Principal Stockholders have no knowledge of any infringement by others of any Intellectual Property rights of the Company.

                  (f) The present business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or, to the knowledge of the Company, is threatened to be filed. To the best knowledge of the Company and the Principal Stockholders, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee, consultant or independent contractor of Company. Except as set forth in SCHEDULE 2.13, neither the Company nor, to the knowledge of the Company and the Principal Stockholders, any of the Company's employees, consultants or independent contractors have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such person's ability to engage in business activities of any nature. The activities of the Company's present and former employees, consultants and independent contractors on behalf of the Company do not violate any such agreements or arrangements known to the Company.

                  (g) SCHEDULE 2.13 sets forth a true and complete list of all components of all computer software products which are proprietary to the Company (the "Proprietary Products"), and each author of each component of the Proprietary Products. Except as set forth in SCHEDULE 2.13, each author of each component of the Proprietary Products has assigned ownership of all proprietary rights in and to the Proprietary Products (including without limitation rights of copyright, patent and trade secret) to the Company. The Company has clear and exclusive title to the Proprietary Products and all proprietary rights therein and there are no facts upon which any third party could assert a valid claim of ownership with respect to any Proprietary Products. Any and all third party software used in the creation of each component of the Proprietary Products is listed in SCHEDULE 2.13 with reference to the component in question, and was used in accordance with a duly granted software license also listed in SCHEDULE 2.13. The Company's rights in the Proprietary Products (including source code) constitute Intellectual Property subject to all of the representations and warranties set forth in the foregoing provisions of this Section 2.13. Except as set forth in SCHEDULE 2.13, the software and designs of the Proprietary Products have been developed and implemented in a professional manner and are documented in accordance with normal professional standards so as to enable a qualified software engineer, to maintain and modify the Proprietary Products conveniently and effectively on the basis of such documentation. The Company has conducted a regular program of maintaining and updating the Proprietary Products in response to defects, and has in effect reliable procedures for version control with respect to the Proprietary Products. Except as set forth on SCHEDULE 2.13, there are no material software or design defects in any of the Proprietary Products and the Proprietary Products conform in all material respects to the respective specifications and documentation.

                  (h) Except as set forth on SCHEDULE 2.13, all computer software products that are owned by the Company, exclusively licensed to the Company, licensed, sold or otherwise distributed to others by the Company or are otherwise required for the conduct of its business, except for Off-the-Shelf Software products and third-party software products used in the development of the Company's Proprietary Products, ("Software") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of the Software to provide the following date related functions:

                           (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                           (ii) function accurately in accordance with the documentation relating to the applicable Software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                           (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century in a disclosed, defined and predetermined manner; and

                           (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.14 or listed in another Schedule to this Agreement (true and complete copies of which have been provided to Webhire), the Company is not a party to or subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  (b)      any employment contract or contract for services;

                  (c) any contract or agreement for the purchase of any commodity, material or equipment;

                  (d) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                  (e) any contract with any sales agent or distributor of products of the Company;

                  (f) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

                  (g) any contract or agreement for the purchase of any fixed asset whether or not such purchase is in the ordinary course of business;

                  (h) any license agreement (as licensor or licensee), other than licenses of Off-the-Shelf Software utilized in the internal operations of the Company which are generally commercially available to the public at retail;

                  (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                  (j) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them; or

                  (k) any other contracts or agreements creating any obligations of the Company, including, without limitation, any obligations to provide maintenance or other services to any third party.

         Except as set forth in SCHEDULE 2.14, all contracts, agreements, leases and instruments to which the Company is a party or by which the Company is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the best knowledge of the Company and the Principal Stockholders, the other parties thereto, enforceable in accordance with their respective terms. Except as set forth in SCHEDULE 2.14, the Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule nor has it any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         2.15 LITIGATION. SCHEDULE 2.15 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in SCHEDULE 2.15, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company and the Principal Stockholders, threatened against the Company or its affiliates which could reasonably be anticipated to have a material adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.15 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         2.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.16 hereto, the Company is in compliance with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and neither the Company nor any of the Principal Stockholders has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.17 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. SCHEDULE
2.17 also sets forth all of the Company's insurance policies covering product liability. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance with the terms thereof. Said insurance is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party.

         2.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of the Company, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 2.18 hereto. There is no outstanding claim against the Company for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

         2.19 POWERS OF ATTORNEY. Neither the Company nor any of the Principal Stockholders has any outstanding power of attorney relating to the business of the Company, except for the powers of attorney set forth in the Company's form of Incentive Stock Option Agreement and form of Invention Confidentiality and Noncompete Agreement.

         2.20 FINDER'S FEE. Neither the Company nor any of the Principal Stockholders has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.21 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.21 lists all permits, registrations, licenses, franchises, certifications and other approvals other than qualifications to transact business as a foreign corporation (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in SCHEDULE 2.21, the Company is not subject to or bound by any judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

         2.22 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as provided to Webhire for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Webhire and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Webhire pursuant to this Agreement.

         2.23 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 2.23 hereto, none of the Company, the Principal Stockholders, or any officer or director of the Company or any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

         2.24 EMPLOYEE BENEFIT PROGRAMS. Except as set forth in SCHEDULE 2.24, the Company does not maintain and has never maintained an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has no liabilities or obligations under ERISA. Except as set forth in SCHEDULE 2.24, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. True and correct copies of all plans and arrangements set forth on SCHEDULE 2.24 have been provided to Webhire. For purposes of the Section 2.24, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents or beneficiaries.

         2.25 ENVIRONMENTAL MATTERS. No Hazardous Materials (as hereinafter defined) have been generated, transported, used, disposed, stored or treated by the Company and, to the knowledge of the Company, no Hazardous Materials have been released, discharged, disposed, placed or otherwise caused to enter the soil or water within any real property owned, leased or operated by the Company. Except as set forth in SCHEDULE 2.25 attached hereto, to the Company's knowledge, no site owned, operated or leased by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation. For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Company" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         2.26 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.26 hereto contains a true and complete list of all current directors and officers of the Company. In addition, SCHEDULE 2.26 hereto contains a list of all managers, employees, consultants and independent contractors of the Company and the aggregate compensation they have received from the Company as of the date hereof. In each case, such Schedule also includes the current job title and aggregate anticipated annual compensation of each such individual.

         2.27 DISCLOSURE. The representations and warranties of the Company and the Principal Stockholders contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company and the Principal Stockholders pursuant to this

Agreement to Webhire and/or the Acquisition Corp do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations or warranties not misleading in light of the circumstances under which they were made. There are no facts actually known to the Company or any of the Principal Stockholders which presently can reasonably be anticipated in the future to have a material adverse affect on the business, properties, prospects, operations or condition of the Company which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industry in which the Company operates.

         2.28 EMPLOYEES; LABOR MATTERS. The Company employs a total of three (3) full-time employees and no part-time employees. Except as disclosed in SCHEDULE 2.28, the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or for amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees at or prior to the Closing, none of the Company, the Surviving Corporation, the Acquisition Corp or Webhire will, by reason of the transactions contemplated under this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments, except as contemplated by Section 1.10 hereto. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as disclosed in SCHEDULE 2.28, the Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices existing, pending or, to the knowledge of the Company, threatened against or involving the Company. No question concerning representation exists with respect to any employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency.

         2.29 CUSTOMERS AND DISTRIBUTORS. SCHEDULE 2.29 sets forth each customer, sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which accounted for more than 5% of the sales of the Company for the twelve months ended May 31, 1999.

SECTION 3. INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS.

         As a material inducement to Webhire and the Acquisition Corp to enter into this Agreement and consummate the transactions contemplated hereby, each of the Principal Stockholders hereby makes to Webhire and the Acquisition Corp individually, and not jointly, each of the representations and warranties set forth in this Section 3. The Principal Stockholders shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 3.

         Each Principal Stockholder hereby represents and warrants individually, and not jointly, to Webhire and Acquisition Corp that with respect to his receipt of Webhire Stock hereunder:

         Such Principal Stockholder is acquiring the Webhire Stock for his or her own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The jurisdiction of residence of such Principal Stockholder is The Commonwealth of Massachusetts and the offer and sale of the Webhire Stock to such Principal Stockholder will take place in such jurisdiction. Such Principal Stockholder has received and reviewed copies of the SEC Disclosure Documents (as defined in Section 4.5 hereof). In addition, such Principal Stockholder is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Webhire Stock pursuant to this Agreement, is able to bear the economic risk of loss of its investment in Webhire, has been granted the opportunity to investigate the affairs of Webhire and to ask questions of its officers and employees, and has availed itself of such opportunity either directly or through its authorized representative.

         Such Principal Stockholder understands that because the Webhire Stock has not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, such Principal Stockholder cannot dispose of any or all of the shares of the Webhire Stock unless such shares of Webhire Stock are subsequently registered under the Securities Act or exemptions from such registration are available. Such Principal Stockholder acknowledges and understands that, except as provided in the Registration Rights Agreement (as defined in Section 5.1(j) hereto), it has no independent right to require Webhire to register the Webhire Stock. Such Principal Stockholder is aware that Webhire may not accomplish a public offering of the Webhire Stock. Such Principal Stockholder further understands that Webhire may, as a condition to the transfer of any of the Webhire Stock, require that the request for transfer by accompanied by an opinion of counsel as described below. Such Principal Stockholder understands that each certificate representing the Webhire Stock will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

           THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.


SECTION 4.       REPRESENTATIONS AND WARRANTIES OF WEBHIRE AND ACQUISITION CORP.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Principal Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of Webhire and the Acquisition Corp, jointly and severally, hereby makes the representations and warranties to the Company and the Principal Stockholders contained in this
Section 4.

         4.2 ORGANIZATION. Each of Webhire and the Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3      CAPITAL STOCK OF WEBHIRE.

                  (ai The authorized capital stock of Webhire consists of (i) 30,000,000 shares of common stock, $.01 per share, of which 10,089,477 shares were duly and validly issued, outstanding, fully paid and non-assessable as of June 25, 1999; and (ii) 5,000,000 shares of preferred stock, $.01 per share, of which no shares are issued and outstanding. Except for options to purchase up to 1,367,516 shares of Webhire Common Stock which were granted under Webhire's 1994 Stock Option Plan and its 1996 Stock Option and Grant Plan and remain outstanding and unexercised as of June 25, 1999 and a Warrant to purchase up to 114,659 shares of Webhire Common Stock, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Webhire, except as disclosed in SCHEDULE 4.3 attached hereto. None of Webhire's capital stock has been issued in violation of any federal or state law.

         4.4 AUTHORITY. Each of Webhire and the Acquisition Corp has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Webhire and the Acquisition Corp of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action and no other action on its part is required in connection therewith.

         This Agreement and each other agreement, document and instrument executed and delivered by each of Webhire and the Acquisition Corp pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Webhire and Acquisition Corp enforceable in accordance with their terms. The execution, delivery and performance by each of Webhire and the Acquisition Corp of this Agreement and each such agreement, document and instrument:

                           (i0      do not and will not violate any provision of
         the Certificate of Incorporation or By-laws of Webhire or the Acquisition Corp;

                           (ii0     do not and will not violate any laws of the
         United States, or any state or other jurisdiction applicable to Webhire or the Acquisition Corp or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) (including, without limitation, the HSR
         Act) that has not been obtained or made; and

                           (iii0    do not and will not result in a breach of,
         constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Webhire or the Acquisition Corp is a party or by which the property of Webhire of the Acquisition Corp is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of their assets or common stock.

         4.5 SEC REPORTS. Webhire's Annual Report on Form 10-K for the period ended September 30, 1998 (the "Form 10-K") and all other forms, reports and documents filed with the Securities and Exchange Commission (the "SEC") since the filing of such Form 10-K (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Webhire as of the respective dates thereof, and the other related statements (including the related notes) included therein and complete and correct in all material respects fairly present the results of operations and cash flows of Webhire for the respective fiscal periods set forth therein in accordance with

GAAP applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Webhire for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by GAAP. Copies of the Form 10-K, Webhire's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999 and Webhire's 1998 Annual Report to Stockholders have been provided to each of the Principal Stockholders (the "SEC Disclosure Documents"). Except as set forth on
SCHEDULE 4.5, since March 31, 1999, the business of Webhire has been conducted in the ordinary course and consistent with past practice. Since March 31, 1999, there has been no change, event or effect that is, or is reasonably expected to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of Webhire.

         4.6 FINDER'S FEE. No person is entitled to the payment of any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement as the result of any actions taken by Webhire or Acquisition Corp.

         4.7 DISCLOSURE. The representations and warranties of Webhire and the Acquisition Corp contained in this Agreement and in the certificates, exhibits and schedules delivered by Webhire and the Acquisition Corp pursuant to this Agreement to the Company and the Principal Stockholders do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations or warranties not misleading in light of the circumstances under which they were made.

         4.8 TAX-FREE REORGANIZATION. Neither Webhire nor any of its subsidiaries has taken or will take any action which has caused or will cause the Merger to fail to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Neither Webhire nor any of its subsidiaries has failed to take or will fail to take any action which would have caused or will cause the Merger to fail to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.


SECTION 5.        CONDITIONS.

         5.1 CONDITIONS TO THE OBLIGATIONS OF WEBHIRE AND THE ACQUISITION CORP. The obligations of Webhire and the Acquisition Corp to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Principal Stockholders contained in Sections 2 and 3 shall be true and correct in all material respects as of the date of this Agreement and as of the date of the Closing as though made on and as of the Closing; and the Company and each of the Principal Stockholders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

                  (b NO MATERIAL CHANGE. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company since the date of the Base Balance Sheet, whether or not in the ordinary course of business.

                  (c CERTIFICATE REGARDING REPRESENTATIONS, WARRANTIES, COVENANTS AND CHANGES. The Company shall have delivered to Webhire a certificate of the Company's President and the Principal Stockholders dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 5.1 are true and correct.

                  (d APPROVAL OF WEBHIRE'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP, counsel for Webhire, and such counsel shall have received on behalf of Webhire such other certificates, opinions, and documents in form satisfactory to such counsel, as Webhire may reasonably require from the Company and the Principal Stockholders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Principal Stockholders and the Company and the fulfillment of their respective covenants.

                  (e OPINION OF COUNSEL. On the Closing Date, Webhire shall have received from Lucash, Gesmer & Updegrove, LLP, counsel for the Company and the Principal Stockholders, its opinion as of said date, in the form attached as EXHIBIT B hereto.

                  (f NO LITIGATION. There shall have been no determination by Webhire, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Webhire, the Acquisition Corp, the Company or any of the Principal Stockholders or any material adverse change in the laws or regulations applicable to the Company.

                  (g CONSENTS. The Company and the Principal Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other persons and entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the Closing; and the Company and the Principal Stockholders shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Webhire, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

                  (h EMPLOYMENT ARRANGEMENTS. Webhire or the Surviving Corporation shall have entered into an Employment Agreement with each of Margolis and Hamill in substantially the form of EXHIBIT C attached hereto. The Company shall have provided written evidence to Webhire that all employees of the Company shall have terminated any existing employment agreements with the Company, and the Company shall have terminated the employment of Kelley. The Company shall have paid to its employees all bonus amounts or other compensation for which the Company shall be obligated at the Closing other than the Kelley Severance Payment.

                  (i      S CORPORATION. Webhire shall be satisfied, in its sole
discretion, with the evidence provided by the Company regarding the Company's status as an entity properly taxable as an S corporation.

                  (j      REGISTRATION RIGHTS AGREEMENT.  Each Principal
Stockholder shall have executed and delivered to Webhire a Registration Rights Agreement in substantially the form of EXHIBIT D attached hereto (the "Registration Rights Agreement").

                  (k      ESCROW AGREEMENT.  The Escrow Agreement shall have
been executed by the parties thereto.

                  (l CERTIFICATE REGARDING CERTAIN DEFINITIONS. The Company shall have delivered to Webhire a certificate of the Company's President and the Principal Stockholders, dated as of the Closing, certifying as to the amount attributable to certain terms defined in Section 1.6(a) hereto, such certificate to be substantially in the form of EXHIBIT E attached hereto.

                  (m OPTION EXERCISES. Kelley shall have exercised all of his Company Options pursuant to their terms and Hamill shall have executed Options to purchase 150,000 shares of Company Stock pursuant to their terms.

                  (n      RESIGNATIONS.  The Company shall have delivered to
Webhire the resignations of all of the Directors and officers of the Company, such resignations to be effective at the Closing.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS. The obligation of the Company and the Principal Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Webhire and Acquisition Corp contained in
Section 4 shall be true and correct in all material respects as though made on and as of the Closing; Webhire and Acquisition Corp shall, on or before the Closing, have performed all of their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Webhire shall have delivered to the Company and the Principal Stockholders a certificate of the President of Webhire dated on the Closing to such effect.

                  (b APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Lucash, Gesmer & Updegrove, LLP as counsel for the Company and the Principal Stockholders, and such counsel shall have received on behalf of the Company and the Principal Stockholders such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Webhire to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Webhire and the fulfillment of its covenants.

                  (c NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Webhire, the Acquisition Corp, the Company or any Principal Stockholder.

                  (d OPINION OF COUNSEL. On the Closing Date, the Company and the Principal Stockholders shall have received from Goodwin, Procter & Hoar LLP counsel for Webhire and Acquisition Corp, an opinion as of said date, in substantially the form attached hereto as EXHIBIT F.

                  (e EMPLOYMENT ARRANGEMENTS. Webhire or the Surviving Corporation shall have entered into an Employment Agreement with each of Margolis and Hamill in substantially the form of EXHIBIT C attached hereto.

                  (f REGISTRATION RIGHTS AGREEMENT. Webhire shall have executed and delivered to the Principal Stockholders a Registration Rights Agreement in substantially the form of EXHIBIT D attached hereto.

                  (g CERTIFICATE REGARDING WEBHIRE PER SHARE MARKET VALUE. Webhire shall have delivered to the Company a certificate of Webhire's Chief Financial Officer, dated as of the Closing, certifying as to the Webhire Per Share Market Value, as defined in Section 1.6(b) hereto, such certificate to be substantially in the form of EXHIBIT G attached hereto.

                  (i CONSENTS. Webhire and the Acquisition Corp, shall have made all filings with and notifications of governmental authorities, regulatory agencies and other persons and entities required to be made by them in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and all permits, approvals and other authorizations required from such governmental entities and other persons required to permit the consummation of the transactions contemplated by this Agreement shall have been received.


SECTION 6.        RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         6.1 SURVIVAL OF REPRESENTATIONS, ETC. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 7 shall expire.

         6.2 KELLEY SEVERANCE PAYMENT. Webhire will pay to Kelley the Kelley Severance Payment upon termination of his employment with the Company at the Effective Time.

         6.3 OPTION CANCELLATION PAYMENTS. Webhire will pay to Hamill the Hamill Option Payment at the
Effective Time.

         6.4 CONFIDENTIALITY; TRADING IN WEBHIRE STOCK. The Principal Stockholders acknowledge and agree that during the negotiation of this Agreement, the Principal Stockholders received confidential, inside and proprietary information concerning Webhire. Each of the Principal Stockholders agrees that it and its representatives will hold in strict confidence and will not use any confidential, inside or proprietary information it obtained with respect to the business or financial condition of Webhire. In addition, in light of the fact that the Principal Stockholders have received inside information concerning Webhire during the negotiations of this Agreement, each agrees not to trade, directly or indirectly, in Webhire Common Stock until Webhire determines in good faith that such trading would not violate Section 10(b) of the Securities and Exchange Act of 1934, as amended, or Rule 10b-5 promulgated thereunder.

SECTION 7.  INDEMNIFICATION.

         7.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS. The Principal Stockholders jointly and severally agree subsequent to the Closing to indemnify and hold the Company, the Surviving Corporation, Acquisition Corp and Webhire and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or any Principal Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto or a breach of any representation or warranty contained in Section 2.3 or Section 2.13 hereof;

                  (b except as provided in Section 7.1(a) above, any breach of any representation, warranty or covenant of the Company or any Principal Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (c any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for or reserved against by the Company, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company.

         7.2 LIMITATIONS ON INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 7.1 shall be subject to the following provisions:

                  (a No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 7.1(b) after July 9, 2000;

                  (b No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 7.1(a) or (c) after July 9, 2002.

                  (c No indemnification shall be payable pursuant to Sections 7.1(b) and 7.1(c) above to any Buyer Indemnified Party, except to the extent the total of all claims for indemnification pursuant to Sections 7.1(b) and (c) shall exceed $10,000 in the aggregate, whereupon the full amount of such claims, up to an aggregate amount of $1,997,500, shall be recoverable subject to, and in accordance with, the terms hereof;

                  (di Notwithstanding any other provision of this Agreement, in no event shall the aggregate indemnity obligations of the Principal Stockholders pursuant to this Section 7 exceed $1,997,500;

                  (ei To the extent all or any portion of the Escrow Amount continues to be held in escrow pursuant to the terms of the Escrow Agreement, the Buyer Indemnified Parties shall be required to seek indemnification or reimbursement with respect to claims asserted pursuant to Section 7.1 from the Escrow Amount prior to seeking reimbursement by any other means. Subject to
Section 7.3, to the extent a Buyer Indemnified Party seeks indemnification or reimbursement from the Escrow Amount, such Buyer Indemnified Party shall give prompt direction to the Escrow Agent in accordance with the terms of the Escrow Agreement.

         7.3 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. If the indemnifying party notifies the indemnified party that it disputes such claim as provided above, and the disputed claim is not resolved or compromised within thirty (30) days after the indemnifying party sends notice of dispute of the same, or in the event of a third-party claim or suit within fifteen (15) days after its resolution or compromise, said claim shall be referred to JAMS/Endispute, Inc. or its successor, to be settled by arbitration in accordance with Section 8.12 hereto. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. The indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         7.4 FAIR MARKET VALUE. The "Fair Market Value" of a share of the Escrowed Stock shall mean, as of a given day, the arithmetic average for each of the five (5) business days ending on such given day of (i) the last sale price reported on the principal national securities exchange on which the Webhire Common Stock is traded, if the Webhire Common Stock is then traded on a national securities exchange; or (ii) the last sale price reported on NASDAQ, if the Webhire Common Stock is then traded on NASDAQ; or (iii) closing bid price (or average of the bid prices) last quoted by an established quotation service for over-the-counter securities, if the Webhire Common Stock is not reported on NASDAQ, or (iv) to the extent none of the aforementioned valuations are applicable, the AFair Market Value" shall be determined by an independent investment banking firm mutually acceptable by Webhire and the Stockholder Representative (as defined in Section 7.7); provided, however, that to the extent such Escrowed Stock is an Assumed Option, the Fair Market Value shall be reduced by the per share exercise price of such Assumed Option.

         7.5 INDEMNIFICATION BY WEBHIRE. Webhire agrees to indemnify and hold each of the Principal Stockholders harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by him or her arising out of or based upon fraud, intentional misrepresentation or a willful breach of any representation, warranty or covenant made by Webhire or the Acquisition Corp. in this Agreement or in any certificate, schedule or exhibit delivered by Webhire or the Acquisition Corp. hereunder (collectively an "Intentional Wrongdoing") or any other breach of any representation, warranty or covenant made by Webhire or the Acquisition Corp. in this Agreement or in any certificate, schedule or exhibit delivered by Webhire or the Acquisition Corp. hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         7.6 LIMITATION ON INDEMNIFICATION BY WEBHIRE. Notwithstanding the foregoing, the right of Principal Stockholders to indemnification under Section
7.5 shall be subject to the following provisions:

                  (a No indemnification shall be payable to the Principal Stockholders with respect to claims asserted pursuant to Section 7.5 (other than claims based upon an Intentional Wrongdoing) after July 9, 2000;

                  (b No indemnification shall be payable to the Principal Stockholders with respect to claims asserted pursuant to Section 7.5 that are based upon an Intentional Wrongdoing after July 9, 2002;

                  (c No indemnification shall be payable with respect to claims asserted pursuant to Section 7.5 (other than claims based upon an Intentional Wrongdoing), except to the extent the total of all claims for indemnification pursuant to Section 7.5 shall exceed $10,000 in the aggregate, whereupon the full amount of such claims, up to an aggregate amount of $1,997,500, shall be recoverable subject to, and in accordance with, the terms hereof; and

                  (d Notwithstanding any other provision of this Agreement, in no event shall the aggregate indemnity obligations of Webhire pursuant to this
Section 7 exceed $1,997,500.

         7.7 STOCKHOLDER REPRESENTATIVE. In any dealings with the Principal Stockholders regarding indemnification obligations under this Section 7, including disputes as to the existence or amount of any indemnification obligation or regarding the Escrow Agreement, Webhire shall be entitled to rely on its communications with Margolis (the "Stockholder Representative") on behalf of all applicable Principal Stockholders; and any notice required to be given by Webhire in connection with any indemnification obligations under this Section 7 shall be deemed given to all of the Principal Stockholders if given to the Stockholder Representative.

         The Stockholder Representative shall take, and the Principal Stockholders agree that the Stockholder Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the Principal Stockholders, including without limitation defending indemnity claims, consenting to, compromising or settling all indemnity claims, conducting negotiations with Webhire and its representatives regarding such claims, dealing with Webhire and the Escrow Agent under the Escrow Agreement with respect to all matters arising under the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters.


SECTION 8.  MISCELLANEOUS.

         8.1 FEES AND EXPENSES. Except as provided in this Section 8.1, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company or the

Principal Stockholders relating in any way to the purchase and sale of the Company Stock or the Company Options hereunder and the transactions contemplated hereby, including without limitation, investment banking, brokerage, legal, accounting or other professional expenses and income taxes of the Company or the Principal Stockholders, shall be charged to or paid by the Company after the Closing, the Surviving Corporation, Acquisition Corp or Webhire, except that Webhire shall pay at the Closing the Company's outstanding legal fees, subject to a maximum of $15,000.

         8.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         8.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by overnight delivery providing receipt of delivery, two business days after being sent, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO WEBHIRE, ACQUISITION
CORP. OR THE SURVIVING
CORPORATION:                             WEBHIRE, INC.
                                         91 Hartwell Avenue
                                         Lexington, MA  02421
                                         Attention: Lars Perkins
                                         Tel:  (781) 869-5000
                                         Fax:  (781) 869-5060

With a copy to:                          Goodwin, Procter & Hoar LLP
                                         Exchange Place
                                         Boston, MA  02109
                                         Attention: John J. Egan III, Esq.
                                         Tel:  (617) 570-1514
                                         Fax:  (617) 523-1231

TO COMPANY:                              HIREWORKS, INC.
                                         P.O. Box 58
                                         Marlborough, MA 01752
                                         Attention: Henry M. Margolis
                                         Tel:  (508) 485-2205
                                         Fax:  (508) 460-0311

With a copy to:                          Lucash, Gesmer & Updegrove, LLP
                                         40 Broad Street
                                         Boston, MA 02109
                                         Attention: Sarah Curtis, Esq.
                                         Tel:  (617) 350-6800
                                         Fax:  (617) 350-6878

TO THE PRINCIPAL
STOCKHOLDERS:                            Henry M. Margolis
                                         256 Stearns Road
                                         Marlborough, MA 01752
                                         Tel:  (508) 485-5069

                                         Deborah Hamill
                                         27 Ashland Street
                                         Arlington, MA 02174
                                         Tel: (781) 646-5685

                                         Brian K. Kelley
                                         20 Sartell Road
                                         Grafton, MA 01519
                                         Tel: (508) 839-1366

With a copy to:                          Lucash, Gesmer & Updegrove, LLP
                                         40 Broad Street
                                         Boston, MA 02109
                                         Attention: Sarah Curtis, Esq.
                                         Tel:  (617) 350-6800
                                         Fax:  (617) 350-6878

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         8.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings with respect to its subject matter.

         8.5 ASSIGNABILITY; BINDING EFFECT. This Agreement may not be assigned by the Principal Stockholders or the Company without the prior written consent of Webhire. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         8.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         8.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         8.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Webhire and the Stockholder Representative, or in the case of a waiver, the party waiving compliance.

         8.9 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         8.10 PUBLICITY AND DISCLOSURES. Except as required by law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without, in the case of releases and disclosures by the Company or the Principal Stockholders, the prior written consent of Webhire and, in the case of releases and disclosures by Webhire or the Acquisition Corp, prior consultation with Henry Margolis.

         8.11 ARBITRATION. All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

         The parties covenant and agree that the arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

         The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 8.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.11 shall be enforceable in any court of competent jurisdiction.

         8.12 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of any Federal or state court sitting in The Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 8.11 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

         8.13 SPECIFIC PERFORMANCE. Notwithstanding Section 8.11, it is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                                 WEBHIRE, INC.


                                                 By:
                                                     Name:
                                                     Title:


                                                 HWK ACQUISITION CORP.


                                                 By:
                                                     Name:
                                                     Title:


                                                 HIREWORKS, INC.


                                                 By:
                                                     Name:
                                                     Title:


                                                 PRINCIPAL STOCKHOLDERS:



                                                 Henry M. Margolis
                                                 -----------------

                                                 Deborah Hamill
                                                 -----------------

                                                 Brian K. Kelley
                                                 -----------------